UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): November 16, 2004

NORTHLAND CRANBERRIES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16130	39-1583759
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020
(Address of principal executive offices, including zip code)

(715) 424-4444
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.    Entry into a Material Definitive Agreement.

        On November 16, 2004, Northland Cranberries, Inc. (the “Company”) entered into and became obligated under an Amended and Restated Loan and Security Agreement (the “Restated Loan Agreement”) with Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation) (“Foothill”), as Lender and Administrative Agent, and Ableco Finance LLC (“Ableco”), as Lender and Collateral Agent (Foothill and Ableco being collectively referred to herein as “Lenders”). The Restated Loan Agreement amends certain provisions of the previously existing Loan and Security Agreement by and among the Company and the Lenders dated November 6, 2001, pursuant to which the Lenders provided the Company with a revolving credit facility in an aggregate principal amount of $30,000,000 and term loan facilities in an aggregate principal amount of $20,000,000. Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 and contains a brief description of the terms and conditions of the Restated Loan Agreement that the Company believes are material to the Company.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

        The Restated Loan Agreement, among other things (i) amends and reduces the existing revolving credit facility into two separate revolving credit facilities in an aggregate principal amount of $11,000,000, (ii) permits the repayment of existing indebtedness owing to The Equitable Life Assurance Society of the United States in the amount of $5,000,000, (iii) provides for an additional term loan facility in an aggregate principal amount of $15,000,000, (iv) appoints Foothill as Administrative Agent for the Lenders, and (v) appoints Ableco as Collateral Agent for the Lenders.

        Under the terms of the Restated Loan Agreement, the Company may use the proceeds of the revolving credit facilities and the term loan facility only to (i) pay the Special Dividend (defined in Item 8.01 below) to the shareholders of the Company and certain other amounts due them as permitted by the Restated Loan Agreement, (ii) for general working capital and general corporate purposes of the Company, and (iii) to pay fees and expenses related to the Restated Loan Agreement. Amounts borrowed pursuant to revolving credit facilities may be repaid at any time during the term of the Restated Loan Agreement.

        The term loan facility must be repaid in an amount of (i) $2,000,000 on March 1, 2005, (ii) $2,000,000 on June 1, 2005, and (iii) $1,000,000 on the first day of each subsequent fiscal quarter, commencing on September 1, 2005. The term loan facility matures on November 5, 2007. The Company is also required to make certain mandatory prepayments (i) with respect to "excess cash" and "excess cash flow," as defined in the Restated Loan Agreement, (ii) in connection with the disposition of certain property and assets of the Company, (iii) upon the issuance by the Company of any shares of its capital stock, (iv) upon the receipt of certain "extraordinary receipts" as defined in the Restated Loan Agreement, and (v) upon the receipt of any payments under the escrow agreement entered into as of September 23, 2004, by and among the Company, Ocean Spray Cranberries, Inc. and Wells Fargo Bank, National Association.

        The Company’s payment obligations under the revolving credit facilities and term loans may be accelerated by the Lenders upon or during the continuance of an event of default as defined in the Restated Loan Agreement, including in the event (i) the Company fails to pay its obligations under the Restated Loan Agreement when due and payable, (ii) the Company fails to perform certain of its obligations under and as described in the Restated Loan Agreement, (iii) any material portion of the Company’s assets are attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of certain third parties, (iv) an insolvency proceeding as defined under the Restated Loan Agreement is commenced by or against the Company, (v) the Company is enjoined, restrained, or prevented by court order from continuing to conduct all or any material part of its business, (vi) certain liens or encumbrances are levied, filed or recorded against the Company’s assets as provided in the Restated Loan Agreement, and (vii) certain defaults under or breaches of material contracts of the Company occur as described in the Restated Loan Agreement.

        The obligations of the Company under the Restated Loan Agreement are secured by all owned or subsequently acquired assets of the Company, excluding certain excluded collateral and permitted liens as defined in the Restated Loan Agreement.

Item 8.01.    Other Events.

        On November 12, 2004, the Company declared a special cash dividend of $0.33 per share of Class A Common Stock contingent upon consummation of the Restated Loan Agreement (the “Special Dividend”). As noted in Item 2.03 above, the Restated Loan Agreement was consummated and became effective on November 16, 2004. The Special Dividend is payable on December 1, 2004 to all shareholders of record at the close of business on November 26, 2004.

        Further information is included in the Company’s press release filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibits are being filed herewith:

(4.1)	Amended and Restated Loan and Security Agreement, dated as of November 16, 2004, by and among Northland Cranberries, Inc., the lenders signatory thereto as lenders, Wells Fargo Foothill, Inc. as Administrative Agent and Ableco Finance LLC as Collateral Agent.

(99.1)	Press Release of Northland Cranberries, Inc., dated November 16, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHLAND CRANBERRIES, INC.
Date: November 22, 2004	By: /s/ Ricke A. Kress
Ricke A. Kress
President and Chief Operating Officer

NORTHLAND CRANBERRIES, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(4.1)	Amended and Restated Loan and Security Agreement, dated as of November 16, 2004, by and among Northland Cranberries, Inc., the lenders signatory thereto as lenders, Wells Fargo Foothill, Inc. as Administrative Agent and Ableco Finance LLC as Collateral Agent.

(99.1)	Press Release of Northland Cranberries, Inc., dated November 16, 2004.